Exhibit 23.2

JONES & HALEY, P.C.

115 Perimeter Center Place, Suite 170

Atlanta, GA 30346

Phone (770) 804-0500; Fax (770) 804-0509

April 26, 2017

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:          Bagger Dave’s Burger Tavern, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Bagger Dave’s Burger Tavern, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 10,000,000 shares of its common stock, par value $0.0001 per share, which are issuable pursuant to the Company’s 2017 Stock Option and Restricted Stock Plan.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

JONES & HALEY, P.C.

/s/ Richard W. Jones
For the Firm